Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective  July 16, 2008 by and between ProUroCare Inc., a Minnesota corporation with its principal place of business in Golden Valley, Minnesota (the “Company”), and Richard C. Carlson (“Employee”).

WHEREAS, the Company is in the business of developing and marketing products to treat prostate conditions;

WHEREAS, the Company desires to employ the Employee as its Chief Executive Officer, in accordance with the following terms, conditions and provisions; and,

WHEREAS, the Employee desires to perform such services for the Company, all in accordance with the following terms, conditions and provisions;

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.                                      EMPLOYMENT AND DUTIES.

The Company hereby continues the Employee’s employment, and the Employee hereby accepts and agrees to serve the Company as the Company’s Chief Executive Officer.  The Employee’s duties shall be to direct the Company’s strategic initiatives, oversee its operations, manage the Company’s relationships with the investment community, participate in recruiting senior management, and other reasonable duties subject to review and modification from time to time at the direction of the Company’s Board of Directors. The Employee shall apply his best efforts, and devote his full time and attention to the Company’s affairs.

2.                                      TERM.

Subject to Paragraph 5, the term of this Agreement and the Employee’s employment under this Agreement shall commence on July 16, 2008, and shall continue thereafter until December 31, 2009. Upon the expiration of the original term; this Agreement may be renewed by mutual agreement.

3.                                      COMPENSATION.

The Company shall compensate the Employee for his services at the following salary, bonus and benefits:

3.1          Base Salary.

The Employee shall be paid a minimum annualized base salary of $150,000 per year, payable on the Company’s normal payroll cycle, less all required and authorized withholdings and taxes, through December 31, 2009. This base salary is the minimum salary during the respective time period of the term of this Agreement, and may be increased from time to time at the discretion of the Board of Directors. The Employee shall be considered an exempt employee under federal and state law.

3.2          Bonus.

The Employee is eligible to earn a bonus of up to 40% of his annual base salary, less all required and authorized withholdings and taxes. The annual bonus criteria will be set by the Compensation Committee of the Board of Directors.

3.3          Stock Options.

The Employee shall be eligible to participate in the annual grant of Company stock options, consistent with the terms and conditions of the 2002 and 2004 Stock Option Plans, and with amounts of options, including exercise price and vesting provisions, determined by the Compensation Committee of the Board of Directors from time to time. The stock options are also subject to Sections 5 and 6 of this Agreement.

3.4          Employee Benefits Plans.

Employee shall be eligible for fringe benefits offered to other executive-level employees of the Company, subject to the Company’s policies and the terms, restrictions, limitations and requirements of any summary plan description and/or plan documents. Nothing herein shall alter, modify or change any such policy, summary plan description or plan document.

3.5          Life Insurance.

During the term of this Agreement, the Company shall secure and pay the premium for a term life insurance policy assignable to the Employee in the amount of two times the Employee’s annual base salary or, at the Employee’s written request, the Company shall reimburse the Employee for comparable premiums on an existing policy for the same rating.

4.                                      EXPENSES.

The Company will reimburse the Employee for reasonable expenses incurred by the Employee in connection with the business of the Company upon presentation by the Employee of appropriate substantiation for such expenses.

5.                                      TERMINATION.

This Agreement shall terminate upon the occurrence of any of the following:

5.1.         Termination or Decision Not to Renew this Agreement by the Company for Reasons Other than Cause.

The Company may terminate this Agreement or not renew this Agreement prior to any renewal date for reasons other than Cause, upon 30 days’ notice by the Company.  If the Company so terminates or fails to renew the Agreement, the Employee shall be entitled to severance payments and benefits described in Section 6.

5.2.         Termination by Employee.

Employee may terminate this Agreement at any time, upon 30 days’ notice to the Company.  In the event Employee terminates this Agreement for other than Good Reason or Change in Control as set forth in Sections 5.3 and 5.7 below, the Company shall pay Employee all salary, bonuses, and other benefits earned and accrued up to the date of termination.

5.3.         Termination by the Employee for Good Reason.

In the event Employee Terminates this Agreement for Good Reason, Employee shall be entitled to severance payments and benefits provided for in Section 6.  The Employee must provide notice of the existence of the Good Reason condition within a period not to exceed 90 days of its initial existence.  Upon receiving such notice, the Company shall have 30 days to remedy the Good Reason condition.

For purpose of this Agreement, “Good Reason” shall be defined as the occurrence of any of the following events without the express written consent of Employee:

(a)   a material reduction in Employee’s base salary during the initial term of this Agreement;

(b)   a change in Employee’s title or position or a material diminution in Employee’s duties or the assignment of duties on a regular basis which are not customarily associated with or consistent with the title of Chief Executive Officer; or

(c)   a breach by the Company of any of its material payment obligations to Employee under this Agreement or any Exhibits to this Agreement.

5.4.         Termination upon Employee’s Death.

Under circumstances of the Employee’s death, the Company agrees to make any earned, but unpaid, salary and bonus payments to the Employee’s designated beneficiaries. Additionally, any unexercised, vested stock options which were available to the Employee immediately prior to date of death shall be exercisable by beneficiaries in accordance with the Company’s stock option plan.

5.5.         Termination in the Event of Disability.

The Company may terminate this Agreement, upon 30 days’ notice, if the Employee is not able to perform the essential functions of Employee’s position(s), with reasonable accommodation, for a continuous period in excess of ninety (90) days.

5.6.         Termination by the Company for Cause.

For purposes of this Agreement, “Cause” shall be defined as:

(a)   Failure of the Employee to substantially perform any duties reasonably required by the Company that are consistent with the Employee’s position and failure to cure the breach within ten (10) days of written notice of the breach by the Company;

(c)   The commission by the Employee of any criminal act, or act of fraud or dishonesty by the Employee as determined solely by the Company to be related to or in connection with his employment by the Company; or,

(c)   If the Employee materially breaches the Employee’s other covenants contained in this Agreement and fails to cure the breach within ten (10) days of written notice of the breach by the Company.

5.7.                            Termination Due to Change in Control.

(a)   If, during a one (1) year period subsequent to a “Change in Control” as defined below, the Employee separates from employment with the then controlling company for one of the following reasons, the then controlling company agrees to continue Employee’s then current salary for six (6) months and one (1) additional month for each full year of service with the Company, with a maximum accumulated severance of twelve (12) months, and immediately vest all unvested stock options held by Employee:

(i)            termination without “cause”;

(ii)           unacceptable demotion;

(iii)          Employee is asked to assume duties or responsibilities which are substantially lower in status and unacceptable to the Employee; or

(iv)          the Employee is asked to relocate geographically to a location more than 100 miles away from Employee’s work location prior to the change of control and is unacceptable to Employee.

(b)   For purposes of this Agreement, a “Change in Control” will be defined as follows:

(i)            When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Securities Exchange Act, but excluding the Company or any subsidiary or parent or any employee benefit plan sponsored or maintained by the Company or any subsidiary or parent (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act, as amend time to time) of securities of the Company representing greater than fifty (50) percent of the combined voting power of the Company’s then outstanding securities; or,

(ii)           When, subsequent to the effective date of this Agreement, the individuals who, at the beginning of such period, constitute the Board of Directors (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a Director who was not a Director at the beginning of this period will be deemed to have satisfied the definition of “Incumbent Director” if such Director was elected by, or with the approval of at least sixty (60) percent of the Directors who then qualified as Incumbent Directors; or,

(iii)          The approval by the shareholders of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, the adoption of any plan or proposal for the liquidation or dissolution of the Company, or, any consolidation or merger involving the Company whereby the Company is not the continuing or surviving entity or the Company’s shares are converted into cash, securities or other property, provided, however, this provision shall not apply if the shareholders of the Company have the same proportionate share of the surviving entity after the transaction.

6.                                      SEVERANCE PAYMENTS

6.1          Severance Pay

In the event that the Company terminates or decides not to renew this Agreement without Cause pursuant to Section 5.1 or that Employee terminates this Agreement with Good Reason pursuant to Section 5.3, Employee shall be entitled to severance payments and benefits as follows:

(a)   If terminated or not renewed during any term of this Agreement, the Company shall continue to pay to Employee the equivalent of Employee’s then current salary for a continuation period of six (6) months plus one (1) month per year of service up to a maximum of twelve (12) months, such continuation period to include the 30 day notice provision in Section 5.1.

(b)   All stock options granted but still subject to vesting at the time of termination shall be immediately vested and shall be exercisable according to the terms of the Stock Option Agreement.

(c)   The Company shall pay to Employee all bonuses or other benefits earned and accrued up to the date of termination or expiration upon nonrenewal.

(d)   The Company shall continue to pay its portion of any contribution to Employee’s health and life insurance premiums for six (6) months (including the 30 day notice provision in Section 5.1).

6.2          Employee Service Date

For purposes of computing years of service pursuant to Section 5.7(a) and 6.1(a), the Employee’s date of hire shall be January 1, 2005.

7.                                      RESTRICTIVE COVENANTS, TRADE SECRETS AND PROPRIETARY RIGHTS.

7.1          Definitions.

The following phrases, when used in this Agreement, will have the meanings set forth below:

(a)   “Confidential Information” means materials, records, data and other information that is not generally known about or that is personal, sensitive or proprietary to the Company, its shareholders, the Company’s clients, prospective clients and their dependents, and information that the Company is obligated to treat as proprietary or confidential. This information includes, without limitation:

(i)            trade secret information about the Company and its products, planned and/or future products;

(ii)           “Inventions,” as defined in Section 7.1(b) below;

(iii)          information concerning the Company’s business, as the Company has conducted it, or as it may conduct it in the future;

(iv)          information concerning any of the Company’s past, current, planned or future products, services, costs, prices and other financial information, including (without limitation) information about the Company’s research, development, engineering, purchasing, servicing, finances, marketing or selling;

(v)           the identity of the Company’s clients, prospective clients and their dependents, and their pricing, buying history, tendency, and their health information;

(vi)          information that the Company’s clients, prospective clients and their dependents consider confidential, whether notified by the client, prospective client or dependent or not, so long that a prudent person would consider the information confidential;

(vii)         information regarding any patents developed, owned or used by or licensed to the Company; and,

(viii)        the Company’s procedures, manuals, financial, cost and sales data, business opportunities for new or developing business, reports, . customer lists and contracts.

(b)   “Inventions” means any discoveries, modifications, designs, methods, know-how, systems or improvements (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Employee makes, authors, or conceives (either alone or with others) and that:

(i)            concern the Company’s current, planned and/or future products, research, testing or development;

(ii)           result from any work the Employee performs for the Company; and/or

(iii)          in which the Company’s equipment, facilities, or trade secret information were used.

“Inventions” does not include discoveries, modifications, designs or improvements developed: (1) entirely on the Employee’s own time which do not relate to any of the Company’s products, including those in development stages, or services that the Company provides to its clients; (2) in which the Company’s equipment, facilities, supplies or trade secret information were not used in any way, and; (3) do not directly relate to the Company’s business or the Company’s actual or demonstrably anticipated research or development, or does not result from any work the Employee performed under this Agreement.

(c)   “Comparable Technology” means

(i)            any pressure sensing technology or system that is used to measure the elasticity of soft tissue in the prostate or related urologic organs (i.e., kidney, ureters or bladder);

(ii)           any pressure sensing technology or system that is used to create two or three dimensional images for the purpose of identifying abnormal lesions and for guiding biopsy in prostate or related urologic organs; and/or

(iii)          any EIT (electrical impedance tomography) technology or system that is used for the purpose of measuring heat propagation and/or electrical conductivity in the prostate or related urologic organs.

(iv)          any other applications for which the Company (1) has made a direct investment; (2) has obtained licensing rights to acquire such technology; and (3) is actively engaged in research and development (or has been so engaged during the past twelve (12) months).

7.2          Return of Confidential Information.

The Employee will not, during or after the Employee’s relationship with the Company, use any Confidential Information (except as required by the Employee’s duties with the Company), or communicate, divulge or disclose any Confidential Information to any person or organization, except as authorized in writing by the Board of Directors of the Company. Upon termination of the Employee’s relationship with the Company, Employee agrees to return and/or leave with the Company all material concerning any Confidential Information in the Employee’s possession or control, including, but not limited to, any records, manuals, books, documents, letters, reports, data, and client lists, whether prepared by the Employee or others, whether originals or copies, whether in -hard copy or stored on a diskette or hard drive or otherwise, including drawings, blueprints and other reproductions.

7.3          Property Rights.

With the exception of work, tests, research, materials, processes or systems conducted, developed or used by the Employee that do not directly or indirectly relate to the Company’s business or the Company’s actual or demonstrably anticipated research and/or development, the Company will own and have all right and title in all Inventions, Confidential Information, work, tests, research, materials, processes or systems conducted, developed or used by the Employee under this Agreement or during the course of the performance of the Employee’s duties with the Company prior to the date of this Agreement (collectively, the “Company Works”).  To the extent that the Employee retains any rights, title and/or interest, including, without limitation, all ownership rights, copyright rights, trademark rights, patentable invention rights, and trade secret rights in any Company Works (collectively, the “IP Rights”), or acquires any such IP Rights, the Employee hereby forever assigns, transfers and conveys to the Company all current and future ownership interest and all current and future rights in, to and arising out of the such IP Rights and grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to use, execute and copy any Company Works. The assignment, transfer, grant, conveyance and setting over to the Company as made in the preceding sentence shall include the assignment of all rights to recover all damages, attorneys’ fees, and lost profits associated with the loss or infringement of any of the IP Rights, as well as the right to seek injunctive relief (both preliminary and permanent) with respect to the foregoing and the right to receive any and all other remedies available at law or in equity. Employee agrees not to disclose, use, market or sell, either directly or indirectly, any Company Works to any person or entity. The Employee shall take reasonable precautions and measures to protect the Confidential Information, Company Works and IP Rights related thereto. The rights and obligations under this Section 7.3 are perpetual in nature.

7.4          Inventions.

(a)   The Employee agrees that all Inventions that the Employee: (1) makes, develops or collaborates on during the term of this Agreement; or, (2) made, developed or collaborated on during the course of his work with the Company starting in January 2005, before the term of this Agreement, are the sole and exclusive property of the Company. Upon executing this Agreement, the Employee. will, with respect to any such Invention:

(i)            provide the Company with current, accurate, and complete records of any and all Invention(s) which records will belong to the Company and be kept and stored on the Company’s premises by the Company;

(ii)           promptly and fully disclose the existence and describe the nature of any Invention(s) to the Company in writing (and without request);

(iii),         assign, and the Employee does hereby assign, to the Company any and all of the Employee’s rights to the Invention(s), and applications the Employee makes for patents or copyrights in any country, and any patents or copyrights granted to the Employee in any country.

(iv)          acknowledge and deliver promptly to the Company any written instruments, and perform any other reasonable acts necessary in the Company’s opinion and at its expense to preserve property rights in the Invention(s) against forfeiture, abandonment, or loss and to obtain and maintain letters patent and/or copyrights on the Invention(s) and to vest the entire right and title to the Invention(s) in the Company, provided that the Employee makes no warranty or representation to the Company as to rights against third parties hereunder.

(b)   The Employee hereby represents and agrees that at the time of entering this Agreement there are no Inventions which relate to the business of the Company or to the Company’s research or development that the Employee has an obligation to assign to anyone except the Company.

(c)   The Employee hereby represents and agrees that at the time of entering this Agreement there are no Inventions which relate to the business of the Company or to the Company’s research or development that the Employee made or conceived prior to the Employee’s employment by the Company,.

7.5          Covenants Against Competition and Solicitation.

In view of the unique value to the Company of the services to be performed by the Employee, in consideration of the Confidential Information to be obtained by or disclosed to the Employee, and as a material inducement to the Company to enter into this Agreement and to pay and provide the Employee the compensation and benefits provided for herein, the Employee covenants and agrees that, from and after the date hereof and until one (1) year after the Employee’s employment with the Company terminates for whatever reason, the Employee will not; directly or indirectly, anywhere in the world in which the Company is conducting business during the term of Employee’s employment:

(a)   own, manage, operate or control, prepare or plan to own, manage, operate or control, or participate in the ownership, management, operation or control of any business engaged in the research, development, production or marketing of any Comparable Technology;

(b)   conduct or assist any person or entity to conduct any business engaged in the research, development, production or marketing of any Comparable Technology;

(c)   seek, accept or act, either as an employee, shareholder, partner, member, joint venturer, agent or other equity holder of or consultant or advisor, to business engaged in the research, development, production or marketing of any Comparable Technology;

(d)   solicit or divert, attempt to solicit or divert, or otherwise interfere in any fashion with, any former or existing customer, client, account, partner or other business source, or business prospect for the purpose of selling to such person any product or service of any Comparable Technology; or,

(e)   induce, influence, solicit, hire, or engage or attempt to induce, influence, solicit, hire or engage any employee of, or consultant to, the Company to do any of the foregoing or to discontinue such person’s association with the Company or obtain such person as an employee, consultant or in a similar capacity for any other business.

Employee acknowledges that the covenants in this Section 7.5 are fair, necessary, and reasonable, in both scope and duration, for the consideration provided for in this Agreement.

7.6          Blue Pencil Doctrine.

If the duration or geographical extent of, or business activities covered by Section 7.5 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

7.7          Breach.

The Employee acknowledges that any breach, violation or evasion by the Employee of the terms of Section 7 may result in an immediate and irreparable injury and harm to the Company, and will cause the Company to suffer damages in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as other legal or equitable remedies and damages to which the Company may be entitled. The Company shall also be entitled to its costs and attorneys’ fees for any breach of Section 7 by the Employee.

8.                                      OTHER BUSINESS ACTIVITIES.

The Employee may not serve as an officer or director of any other organization without express prior written approval by the Company’s Board of Directors.

9.                                      AGREEMENT AND ACKNOWLEDGEMENT.

The Employee represents that the Employee is free to enter into this Agreement and the acceptance of the relationship with the Company does not violate any agreement between the Employee and any third party.

10.                               COOPERATION IN CLAIMS.

Both during Employee’s employment and thereafter, the Employee agrees that in the event of a legal action against the Company, or legal action initiated by the Company against another party, in which the Employee is deemed by the Company to be a material witness or affiant, the Employee agrees to make reasonable and best efforts to cooperate with the Company in such matters. If the Employee is no longer employed, Company will reimburse the Employee for time and expenses incurred as a result of cooperation for this purpose.

11.                               INDEMNIFICATION.

The Company agrees to make its best efforts to indemnify and hold harmless the Employee from liability incurred as a result of performance of duties as an officer and member of the Board of Directors. This includes but is not limited to applicable statute, as well as efforts to secure coverage under pertinent insurance policies.

12.                               NOTICES.

All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when mailed at any general or branch United States Post Office enclosed in a certified postpaid envelope, return receipt requested, and addressed to the address of the respective.

If to the Employee:

Richard C. Carlson
810 Lake Susan Hills Drive
Chanhassen, MN 55317

If to the Company:

Chairman of the Compensation Committee
ProUroCare Medical Inc.
5500 Wayzata Blvd., Suite 310

Golden Valley, MN 55416

Any notices of change of address shall only be effective, however, when received.

13.                               SUCCESSORS AND ASSIGNS.

This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged, and the Employee, his heirs, executors, administrators and legal representatives. The Employee may assign his right to payment, and his obligations, under this Agreement.

14.                               APPLICABLE LAW.

This Agreement shall be governed by the laws of the State of Minnesota without regard to any conflict of law analysis. The Parties agree that any dispute arising out or related to this Agreement shall be venued in the State of Minnesota and the Parties consent to the exclusive jurisdiction of the Minnesota state or federal courts for such disputes.

15.                               OTHER AGREEMENTS.

This Agreement supersedes all prior understandings and agreements between the parties. It may be amended only by a writing signed by the parties hereto.

16.                               NON-WAIVER.

No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

17.                               HEADINGS.

Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provision.

18.                               COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19.                               SURVIVORSHIP.

The Parties’ obligations and rights set forth in Sections 7, 10, 11 12, 13, 14, 15, and 16 shall survive the termination of this Agreement.

PROUROCARE INC.

By:	/s/David F. Koenig
David F. Koenig
Its: Chairman, Compensation Committee

EMPLOYEE

/s/ Richard C. Carlson
Richard C. Carlson